Exhibit 10.5.1

FIRST ADDENDUM TO LEASE

This First Addendum to Lease (the “First Addendum”) made as of December 21, 2008, is to that certain Lease for the real property located at 350 Oakgrove Parkway, Vadnais Heights, Minnesota, made as of December 15, 2003, by and between Vadnais Heights Investment Company, a Minnesota general partnership, MCHA Capital, LLC, a Minnesota limited liability company, Robert Tipler and Richard K. Mathews (collectively “Lessor”) and Angeion Corporation, a Minnesota corporation, and Medical Graphics Corporation, a Minnesota corporation, (collectively “Tenant”) (the “Lease”), which Lessor’s interest in the Lease has been assigned to VRT Properties, LLC, a Minnesota limited liability company. All capitalized terms in the Lease shall have the same meaning in this First Addendum, except that Lessor is now VRT Properties, LLC, a Minnesota limited liability company.

WHEREAS, the term of the Lease will expire as of June 30, 2009, and Lessor and Tenant desire to enter into this First Addendum regarding Tenant’s continued occupancy of the Premises.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lessor and Tenant agree that the following sections of the Lease are amended by this First Addendum as follows:

1.   TERM.   The term of this Lease (“Term”) shall be extended for one (1) year commencing July 1, 2009 and terminating on June 30, 2010.

4.   RENT.   Tenant agrees to pay Lessor rent in the annual amount of $316,800.00, which shall be payable in monthly installments of $26,400.00, payable in advance on the first day of each and every month for and during the full term of this Lease, at the office of Lessor.

21.    TAXES.   Tenant shall pay all real estate taxes and special assessments levied against the Premises during the Term (“Taxes”), making payment to Lessor at least thirty (30) days prior to the date Taxes are due. Lessor will thereupon make payment of the Taxes directly to the taxing authority, as required by law, before penalty attaches to the same. Lessor will send Tenant a copy of the tax statement for the Premises when it is received by Lessor, which is customarily in the first calendar quarter of each year. All other provisions of Section 21 of the Lease not inconsistent with the above remain in full force and effect,

[New]   RENEWAL OPTION.   Tenant shall have the option to renew this Lease for a term of four (4) additional years commencing July 1, 2010 and terminating on June 30, 2014. The rent during the renewal term will be in the annual amounts and monthly installments as follows:

First Year	$303,600 per year	$25,300 per month
Second Year	$303,600 per year	$25,300 per month
Third Year	$309,600 per year	$25,800 per month
Fourth Year	$309,600 per year	$25,800 per month

To exercise this renewal option Tenant must give Lessor written notice of intent to renew on or before December 31, 2009.

Except as amended or modified herein, all other provisions of the Lease remain in full force and effect.

IN TESTIMONY WHEREOF, Lessor and Tenant have executed this First Addendum to Lease as of the day and year first written.

LESSOR	TENANT

/s/ Albert Hafner	/s/ William J. Kullback, CFO
VRT Properties, LLC	Angeion Corporation

/s/ William J. Kullback, CFO
Medical Graphics Corporation